energy focus 32000 Aurora Road, Suite B Solon, Ohio 44139 tel 440.715.1300 800.327.7877 fax 440.715.1301

Energy Focus Announces Chief Financial Officer Transition

SOLON, Ohio, June 21, 2016 — Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced that Marcia Miller, Chief Financial Officer since July 2015, will be leaving the company, effective August 15, 2016, to pursue other opportunities. The Company has started a national search for a permanent CFO and announced that Michael Port, the Company's Controller, will serve as its interim Chief Financial Officer, if needed, while the search is proceeding.

"We appreciate the dedication and service from Marcia, who played an instrumental role in the development of our company since joining Energy Focus in 2012, and we wish her well in her future endeavors," said James Tu, Chairman, President and Chief Executive Officer of Energy Focus. "Michael joined us as Controller in July 2015 and immediately contributed to improvements in financial planning, controls, and reporting throughout the organization. A CPA who has held various senior level financial positions throughout his career, Michael is a true professional and we will continue to rely on his background, expertise, and experience as we continue to move the company forward and select the best permanent candidate for our company."

Mr. Port joined Energy Focus in April 2015, as interim Controller through the consulting firm Resources Global Professionals. As a consultant with Resources Global Professionals, Mr. Port specialized in filling interim CFO and Controller positions for industrial and manufacturing customers. Prior to joining Resources Global Professionals, Mr. Port held various senior level executive positions at both private and public companies, including Mork Process, Inc., an international manufacturer of industrial cleaning equipment, Oglebay Norton Company, a shipping and industrial minerals company, and Hitachi Medical Systems of America, a distributor of diagnostic imaging products. He began his career at Ernst & Young, focusing on entrepreneurial growth companies.

Mr. Port has an MBA from the Weatherhead School of Management at Case Western Reserve and a BS in Business Administration from The Ohio State University.

About Energy Focus
Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and a developer of energy efficient lighting technology. Our LED Lighting products provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government continues to enable us to provide energy efficient LED lighting products to the U.S. Navy and the Military Sealift Command fleets. Customers include national, state and local U.S. government agencies, as well as Fortune 500 companies and many other commercial and industrial clients. World headquarters are located in Solon, Ohio with additional offices in Washington, D.C., New York City and Taiwan. For more information, see our web site at www.energyfocusinc.com.

CONTACT:
Energy Focus, Inc.
(440) 715-1300
ir@ energyfocusinc.com

Darrow Associates, Inc.
Peter Seltzberg
(516)-419-9915
pseltzberg@darrowir.com

Source: Energy Focus Inc.

energyfocusinc.com

printed on pre and post consumer recycled material